Exhibit 99.3
Dobson Communications Purchases Highland Cellular LLC
Company to Acquire Approximately 51,000 Subscribers in West Virginia and Virginia
OKLAHOMA CITY, May 11, 2006 — American Cellular Corporation, a subsidiary of Dobson Communications Corporation (Nasdaq:DCEL), announced today that it has agreed to purchase Highland Cellular LLC, which provides cellular wireless service to southern West Virginia and two adjacent counties in Virginia. The market is primarily south of markets that Dobson owns and operates in West Virginia, southern Ohio and Pennsylvania, and western Maryland.
The $95 million purchase is subject to customary closing conditions and approval by the Federal Communications Commission, which Dobson expects to gain in the second half of 2006.
Highland serves approximately 51,000 subscribers, and its market has a population of approximately 352,000, which will nearly double Dobson’s market population in West Virginia. The purchase includes 25 MHz of 850 MHz spectrum over West Virginia 7 RSA, McDowell and Wyoming counties in WV 6 RSA, and Bland and Tazewell counties in Virginia 2 RSA. Beckley and Bluefield are the two largest cities in the region, which also includes the southern portion of the Monongahela National Forest.
Highland has been operating its markets since 1991 under the brand name of Cellular One(R), the brand name owned and used by Dobson Communications. Highland provides GSM, TDMA and analog wireless service on a network that includes 75 cell sites, eight of which are company-owned.
Highland also owns PCS spectrum over West Virginia 5 RSA, McDowell and Wyoming counties in WV 6 RSA, most of WV 7 RSA, and six additional, adjacent counties in Virginia.
Dobson Communications is a leading provider of wireless phone services to rural markets in the United States. Headquartered in Oklahoma City, the Company owns wireless operations in 16 states, with markets covering a population of 11.9 million. The Company serves approximately 1.5 million customers. For additional information on the Company and its operations, please visit its Web site at http://www.dobson.net
This press release contains “forward-looking statements” that are subject to risks and uncertainties. These include, but are not limited to, statements regarding the Company’s plans, intentions and expectations. Such statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those projected. These risks include, but are not limited to the possibility that the FCC might disapprove transfer of the acquired wireless licenses to Dobson. A more extensive discussion of the risk factors that could impact these areas and the Company’s overall business and financial performance can be found in the Company’s reports and other filings filed with the Securities and Exchange Commission. Given these concerns, investors and analysts should not place undue reliance on forward-looking statements.

CONTACT:	Dobson Communications Corporation J. Warren Henry, Vice President, Investor Relations (405) 529-8820

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